                                                                   EXHIBIT 10.28

                                                                  Execution Copy

                         EXECUTIVE EMPLOYMENT AGREEMENT

         THIS EXECUTIVE EMPLOYMENT AGREEMENT (the "Agreement") by and between Manhattan Associates, Inc., a Georgia corporation ("Company"), and Peter F. Sinisgalli ("Executive") is hereby entered into and effective as of February 25, 2004 (the "Effective Date").

         WHEREAS, Company is engaged in the development, marketing, selling, implementation and installation of computer software solutions specifically designed for the management of warehouse and distribution centers and providing transportation management for consumer product manufacturers, retailers and retail and grocery suppliers and distributors (the "Company Business");

         WHEREAS, Company desires to employ Executive, and Executive desires to accept said employment by Company; and

         WHEREAS, Company and Executive have agreed upon the terms and conditions of Executive's employment with Company, and the parties desire to express the terms and conditions in this Agreement;

         NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, it is hereby agreed as follows:

         1.       Employment and Duties.

                  A. Company shall employ Executive as its President and Chief Operating Officer effective as of April 12, 2004, and continuing through June 30, 2004, in accordance with the terms and conditions set forth in this Agreement. Executive hereby accepts employment on the terms set forth herein. As President and Chief Operating Officer, Executive shall report to the Chief Executive Officer of the Company. Effective as of July 1, 2004, the Company shall employ Executive as President and Chief Executive Officer, and Executive shall report solely to the Board of Directors. The Company shall take such actions as necessary to cause Executive to be elected as a member of the Board of Directors effective as of July 1, 2004, or as soon thereafter as practicable.

                  B. While serving as President and Chief Operating Officer, Executive shall have such duties as are determined from time to time by the Chief Executive Officer that are consistent with such positions and such other services and duties as are incident to such positions. While serving as President and Chief Executive Officer, Executive shall be responsible for the active management of the Company and its business, the performance of such other services and duties as are incident to such positions, and the performance of such other duties as may be determined from time to time by the Board of Directors that are consistent with such positions. As President and Chief Executive Officer, all officers of the Company and its subsidiaries (excluding the Chairman of the Board, the Vice Chairman of the Board, any internal auditor and such other officers as the Board of Directors and Executive shall agree) shall report to the Executive, and the Executive shall have the authority, consistent with guidelines adopted by the Board, to hire, terminate and determine the compensation of such officers and other employees of the Company and its subsidiaries. The Executive's duties shall include, without additional compensation, the performance of similar services for any affiliates of the Company as may be reasonably requested by the Board from time to time. The Executive will not engage in any other business activity that would interfere with the performance of his duties, services and responsibilities hereunder or that are in violation of policies established from time to time by the Company and provided to the Executive.

                  C. Executive agrees that he shall at all times faithfully and to the best of his ability and experience perform all of the duties that may be required of him pursuant to the terms of this Agreement. Executive shall devote his full business time to the performance of his obligations hereunder. The Executive will use his best efforts to promote the interests of the Company. The Executive shall conduct himself at all times in a business-like and professional manner as appropriate for his position and shall represent the Company in all respects as complies with good business and ethical practices. Executive shall be subject to and abide by the written policies and procedures of the Company applicable to personnel of the Company, as adopted from time to time and communicated to Executive or made generally available to all employees.

                  D. Executive's primary place of business and Company's headquarters will be based in the Atlanta, Georgia greater metropolitan area.

         2.       Compensation.

                  A. Base Salary. During his employment hereunder, Company shall pay to Executive a base salary of $29,167 per month ($350,000 annualized), subject to all payroll and income tax and other authorized deductions, which amount may be increased annually at the discretion of the Board of Directors.

                  B. Performance-Related Bonus. Executive shall be eligible to receive a performance-related bonus of $450,000 per year (prorated for any years of partial service). The award of such bonus shall be determined by the Compensation Committee of the Board of Directors in its reasonable discretion based on financial information compiled by the Company's independent auditors. Bonuses shall be paid by the Company by the later of (i) 60 days of the end of the fiscal year, or (ii) the earlier of (a) the date on which a determination may reasonably and administratively be made as to the operating results for the Company as to the fiscal year for which the bonus is calculated, or (b) the date that audited financial statements for the fiscal year for which the bonus is calculated are available and approved by the board of directors. Such bonus shall be subject to all payroll and income tax and other authorized deductions. The bonus calculated for any fiscal year will be earned and accrued and payable to Executive if Executive is employed by Company on the last day of the fiscal year, regardless of whether his employment is thereafter terminated by Company or Executive.

                  C. Stock Options. On or about April 12, 2004, the Company will grant to Executive an option to purchase 400,000 shares of Company's common stock either pursuant to the Manhattan Associates, Inc. Stock Incentive Plan or on terms similar to grants typically made thereunder. Starting in 2005 and for as long as the Executive is employed as the Company's President and Chief Executive Officer (provided, however, that this provision is not intended to authorize Company to change Executive's position without his consent), the Executive will receive options to purchase an additional 100,000 shares of the Company's common stock on April 1 of each year. All of the options set forth above will vest in 16 equal quarterly installments beginning on June 30 of the year of the grant. In the event of a Change of Control of the Company (as defined below), all options, whether vested or non-vested, shall vest as of the date of the Change of Control. The options will be subject to the other terms in accordance with the stock option certificate provided for each grant. At the option of the Company, in lieu of one or more of the annual grants of options for 100,000 shares, the Company may substitute (in whole or in part) a grant to Executive of shares of the Company's common stock pursuant to a restricted stock grant under the Manhattan Associates, Inc. Stock Incentive Plan at a rate of one share of restricted stock for each four option shares and vesting on the same terms as the annual option grant. All options will (i) be "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code to the maximum extent permitted by Section 422 and the terms of the Plan under which the options are granted, (ii) have an exercise price per share not exceeding the trading price per share of common stock on the date of grant or the first business day preceding the date of grant, (iii) have at least a ten-year term, subject to earlier termination upon termination of employment, and (iv) will be exercisable for at least 90 days following Executive's termination of employment other than termination by the Company for "Cause" as defined in the "Separation Agreement" (as defined in Section 12 hereof).

                  D. Restricted Stock. On or about April 12, 2004, the Executive will be granted 10,000 shares of the Company's common stock pursuant to a restricted stock grant under the Manhattan Associates, Inc. Stock Incentive Plan, which shares shall vest in four equal annual installments beginning March 30, 2005. Such shares shall also vest as of the date of a Change of Control.

                  E. Employee Benefits. Executive shall be entitled to participate at a level that is at least as favorable to Executive as any other executive level employee at Company, in all employee benefit plans that Company provides for its employees at the executive level, including indemnification from liability in the manner extended to other executive officers of the Company.

                  F. Expenses. Executive shall be reimbursed for expenses reasonably incurred in the performance of his duties hereunder in accordance with the written policies of Company then in effect.

                  G. Vacation. Executive shall accrue 15 business days of vacation for 2004 and for each calendar year thereafter, 20 business days of vacation.

                  H. Change of Control. "Change of Control" shall mean the happening of an event that shall be deemed to have occurred upon the earliest to occur of the following events: (i) the date the shareholders of the Company (or the Board, if shareholder action is not required) approve a plan or other arrangement pursuant to which the Company will be dissolved or liquidated; (ii) the date the shareholders of the Company (or the Board, if shareholder action is not required) approve a definitive agreement to sell or otherwise dispose of all or substantially all of the assets of the Company; or (iii) the date the shareholders of the Company (or the Board, if shareholder action is not required) and the shareholders of the other constituent corporations (or their respective boards of directors, if and to the extent that shareholder action is not required) have approved a definitive agreement to merge or consolidate the Company with or into another corporation, other than, in either case, a merger or consolidation of the Company in which holders of shares of the Company's voting capital stock immediately prior to the merger or consolidation will have at least fifty percent (50%) of the ownership of voting capital stock of the surviving corporation immediately after the merger or consolidation (on a fully diluted basis), which voting capital stock is to be held by each such holder in the same or substantially similar proportion (on a fully diluted basis) as such holder's ownership of voting capital stock of the Company immediately before the merger or consolidation.

                  I. Excise Taxes. In the event any payment and benefits payable to Executive under this Agreement or the Separation Agreement, are subject to an excise tax under Section 4999 of the Internal Revenue Code or any similar successive statute, Company will pay Executive such additional compensation as is necessary to put Executive in the same after-tax position (taking into account income, payroll and excise taxes) as if no such excise tax had been incurred, but in no event shall such additional compensation exceed $1,000,000.

         3. Term. This Agreement is effective as of the Effective Date when signed by both parties, except that Executive's employment and compensation therefor will not commence until April 12, 2004, and shall terminate on April 12, 2008. Executive and Company can extend Executive's employment hereunder beyond April 12, 2008 by mutual written agreement. Upon the termination of Executive's employment, Executive shall return immediately to Company all documents and other property of Company, together with all copies thereof, including all Work Product and Proprietary Information, within Executive's possession or control.

         4. Definitions. For purposes of this Agreement, "Work Product" shall mean the data, materials, documentation, computer programs, inventions (whether or not patentable), and all works of authorship, including all worldwide rights therein under patent, copyright, trade secret, confidential information, or other property right, created or developed in whole or in part by Executive while performing services in furtherance of or related to the Company Business.

                  For purposes of this Agreement, "Proprietary
Information" means all Trade Secrets and Confidential Information of
Company.

                  For purposes of this Agreement, "Trade Secrets" means information of Company which is not commonly known by or available to the public and which (i) derives economic value from not being known to, and not readily ascertainable by proper means, by other persons who can obtain economic value from its disclosure or use, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

                  For purposes of this Agreement, "Confidential
Information" shall mean Company information in whatever form, other than Trade Secrets, that is of value to its owner and is treated as confidential.

         5.       Ownership.

                  A. All Work Product will be considered work made for hire by Executive and owned by Company. To the extent that any Work Product may not by operation of law be considered work made for hire or if ownership of all rights therein will not vest exclusively in Company, Executive assigns to Company, now or upon its creation without further consideration, the ownership of all such Work Product. Company has the right to obtain and hold in its own name copyrights, patents, registrations, and any other protection available in the Work Product. Executive agrees to perform any acts as may be reasonably requested by Company to transfer, perfect and defend Company's ownership of the Work Product.

                  B. To the extent any materials other than Work Product are contained in the materials Executive delivers to Company or its Customers, Executive grants to Company an irrevocable, nonexclusive, worldwide, royalty-free license to use and distribute (internally or externally) or authorize others to use and distribute copies of, and prepare derivative works based upon, such materials and derivative works thereof. Executive agrees that during his or her employment, any money or other remuneration received by Executive for services rendered to a Customer belong to Company.

                  For purposes of this Agreement, "Customers" shall mean any current customer or prospective customer of Company.

         6.       Trade Secrets and Confidential Information.

                  A. Company may disclose to Executive certain Proprietary Information. Executive agrees that the Proprietary Information is the exclusive property of Company (or a third party providing such information to Company) and Company (or such third party) owns all worldwide copyrights, trade secret rights, confidential information rights and all other property rights therein.

                  B. Company's disclosure of the Proprietary Information to Executive does not confer upon Executive any license, interest or rights in or to the Proprietary Information. Except in the performance of services for Company, Executive will hold in confidence and will not, without Company's prior written consent, use, reproduce, distribute, transmit, reverse engineer, decompile, disassemble or transfer, directly or indirectly, in any form, or for any purpose, any Proprietary Information communicated or made available by Company to or received by Executive. Executive agrees to notify Company immediately if he discovers any unauthorized use or disclosure of the Proprietary Information.

                  C. Executive's obligations under this Agreement with regard to (i) Trade Secrets shall remain in effect for as long as such information remains a trade secret under applicable law, and (ii) Confidential Information shall remain in effect during Executive's employment with Company and for three years thereafter. These obligations will not apply to the extent that Executive establishes that the information communicated (1) was already known to Executive, without an obligation to keep it confidential at the time of its receipt from Company; (2) was received by Executive in good faith from a third party lawfully in possession thereof and having no obligation to keep such information confidential; or (3) was publicly known at the time of its receipt by Executive or has become publicly known other than by a breach of this Agreement or other action by Executive.

         7.       Non-Solicitation.

                  A. Customers. The relationships made or enhanced during Executive's employment with Company belong to Company. During Executive's employment and the one year period beginning immediately upon the termination of Executive's employment with Company for any reason (the "One Year Limitation Period"), Executive will not, without Company's prior written consent, contact, solicit or attempt to solicit, on his own or another's behalf, any Customer with whom Executive had contact in the one year prior to the end of Executive's employment with Company for any reason (the "One Year Restrictive Period") with a view of offering, selling or licensing any program, product or service that is competitive with the Company Business.

                  B. Employees/Independent Contractors. During Executive's employment and the One Year Limitation Period, Executive will not, without Company's prior written consent, call upon, solicit, recruit or assist others in calling upon, soliciting or recruiting to the employment of another business any person who is or was within 6 months of such time an employee of Company.

         8. Acknowledgments. The parties hereto agree that: (i) the restrictions contained in this Agreement are fair and reasonable in that they are reasonably required for the protection of Company; (ii) by having access to information concerning employees and customers of Company, Executive shall obtain a competitive advantage as to such parties; (iii) the covenants and agreements of Executive contained in this Agreement are reasonably necessary to protect the interests of Company in whose favor said covenants and agreements are imposed in light of the nature of Company's business and the involvement of Executive in such business; (iv) the restrictions imposed by this Agreement are not greater than are necessary for the protection of Company in light of the substantial harm that Company will suffer should Executive breach any of the provisions of said covenants or agreements; and (v) the covenants and agreements of Executive contained in this Agreement form material consideration for this Agreement.

         9. Remedy for Breach. Executive agrees that the remedies at law Sof Company for any actual or threatened breach by Executive of the covenants contained in Sections 5 through 8 of this Agreement would be inadequate and that Company shall be entitled to specific performance of the covenants in such paragraphs or injunctive relief against activities in violation of such paragraphs, or both, by temporary or permanent injunction or other appropriate judicial remedy, writ or order, in addition to any damages and legal expenses (including attorney's fees) that Company may be legally entitled to recover. Executive acknowledges and agrees that the covenants contained in Sections 5 through 8 of this Agreement shall be construed as agreements independent of any other provision of this or any other agreement between the parties hereto, and that the existence of any claim or cause of action by Executive against Company, whether predicated upon this or any other agreement, shall not constitute a defense to the enforcement by Company of said covenants.

         10. No Prior Agreements. Executive hereby represents and warrants to Company that the execution of this Agreement by Executive and Executive's employment by Company and the performance of Executive's duties hereunder shall not violate or be a breach of any agreement with a former employer, client or any other person or entity.

         11. Assignment; Binding Effect. Executive understands that Executive has been selected for employment by Company on the basis of Executive's personal qualifications, experience and skills. Executive agrees, therefore, that Executive cannot assign all or any portion of Executive's performance under this Agreement. Company can assign this Agreement only to a purchaser of all or substantially all of the assets of the Company. Subject to the preceding two (2) sentences and the express provisions of Section 14 below, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective heirs, legal representatives, successors and assigns.

         12. Complete Agreement. This Agreement is not a promise of future employment. Executive has no oral representations, understandings or agreements with Company or any of its officers, directors or representatives covering the same subject matter as this Agreement. This Agreement, together with the Separation and Non-Competition Agreement of even date hereof between Company and Executive (the "Separation Agreement"), hereby supersedes any other employment agreements or understandings, written or oral, between Company and Executive. This written Agreement, together with the Separation Agreement, is the final, complete and exclusive statement and expression of the agreement between Company and Executive regarding the subject matter thereof, and it cannot be varied, contradicted or supplemented by evidence of any prior or contemporaneous oral or written agreements. This written Agreement may not be later modified, except by a further writing signed by Executive and an officer of Company acting with specific authorization and approval of the Board of Directors, and no term of this Agreement may be waived except by writing signed by the party waiving the benefit of such term (and in the case of Company, with specific authorization and approval of the Board of Directors.

         13. Notice. Whenever any notice is required hereunder, it shall be given in writing addressed as follows:

         To Company:                        Manhattan Associates, Inc.
                                            2300 Windy Ridge Pkwy
                                            7(th) Floor
                                            Atlanta, Georgia 30339
                                            Attention: Chairman of the Board

         To Executive:                      Peter F. Sinisgalli
                                            Manhattan Associates, Inc.
                                            2300 Windy Ridge Pkwy
                                            7th Floor
                                            Atlanta, Georgia 30339

         Notice shall be deemed given and effective three (3) days after the deposit in the U.S. mail of a writing addressed as above and sent first class mail, certified, return receipt requested, or when actually received. Either party may change the address for notice by notifying the other party of such change in accordance with this
Section 13.

         14. Severability; Headings. If any portion of this Agreement is held invalid or inoperative, the other portions of this Agreement shall be deemed valid and operative and, so far as is reasonable and possible, effect shall be given to the intent manifested by the portion held invalid or inoperative. The Section headings herein are for reference purposes only and are not intended in any way to describe, interpret, define or limit the extent or intent of the Agreement or of any part hereof.

         15. Counterparts. This Agreement may be executed simultaneously in two (2) or more counterparts, each of which shall be deemed an original and all of which together shall constitute, but one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                               COMPANY:

                               Manhattan Associates, Inc.

                               By:/s/ Richard M. Haddrill
                                  -----------------------------------------
                               Name:     Richard M. Haddrill
                               Title:   President and CEO

                               Date: February 25, 2004

                               EXECUTIVE:

                               /s/ Peter F. Sinisgalli
                               -------------------------------------------------
                               Peter F. Sinisgalli

                               Date: February 25, 2004